Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Trevena, Inc. 2008 Equity Incentive Plan, 2013 Equity Incentive Plan, and 2013 Employee Stock Purchase Plan of our report dated September 6, 2013 (except for Note 13, as to which the date is October 30, 2013), with respect to the financial statements of Trevena, Inc., included in the Registration Statement (No. 333-191643) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 3, 2014